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Exhibit 11.1

                      DESKTOP DATA, INC. AND SUBSIDIARIES
                     COMPUTATION OF NET EARNINGS PER SHARE
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
                                                                       YEAR ENDED
                                                                       DECEMBER 31,

                                                              1996                     1995
                                                              ----                     ----
Net income                                               $   4,584,798            $ 2,137,064
Accretion of dividends on Series B preferred
  stock                                                              -               (101,250)
Discount on redemption of Series B preferred
  stock                                                              -              1,232,238
                                                         -------------           ------------
Net income (loss) available for common
  stockholders                                           $   4,584,798           $   3,268,052
                                                         =============           =============
Weighted average common shares outstanding                   8,572,200               4,959,013
Weighted average shares to reflect the
  conversion of Series A, Series C, and Series D
  preferred stock as of the beginning of
  the period                                                         -               2,350,452
Common stock equivalents outstanding, pursuant
  to the treasury stock method                                 206,279                 209,064
                                                         --------------            -----------
Weighted average number of common and
   common equivalent shares outstanding
   in 1996 and 1995                                          8,778,479               7,518,529
                                                         -------------             -----------
Net income per common and common equivalent
   share in 1996 and 1995                                $        0.52             $      0.43
                                                         =============             ===========
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